For further information, contact:	Don Pearson
Vice President & CFO
847.851.1500

AMCOL International Corporation (NYSE:ACO)
Reports First Quarter Results

HOFFMAN ESTATES, IL., APRIL 24, 2009—AMCOL International Corporation (NYSE:ACO) today reported 2009 first quarter net income attributable to AMCOL shareholders of $4.2 million, or $0.14 per diluted share, compared with $8.6 million, or $0.28 per diluted share, in the prior-year period.

Net sales decreased 14.1% to $164.4 million for the quarter ended March 31, 2009 from $191.4 million in the 2008 period.  Acquisitions comprised $3.8 million of the 2009 first quarter sales growth and foreign currency fluctuations had a $14.7 million unfavorable impact.  Operating profit decreased by 20.0% over the 2008 period to $10.2 million.  Acquisitions and foreign currency fluctuations had unfavorable impacts of $0.7 million and $1.3 million, respectively, on current period operating profit.

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements.  Further discussion of items and events impacting earnings are included later in this press release.

“The global economic slowdown certainly had an impact on our business in the first quarter, but we are encouraged about gross margins which have generally held up in spite of lower volumes,” said Larry Washow, AMCOL President and Chief Executive Officer. “Our efforts to improve our balance sheet are showing results with reductions in inventories, receivables and debt.”

Washow continued, “The Minerals segment reported a significant drop in revenue primarily due to the slowdown in the U.S. metalcasting and oil drilling markets. Lower costs and better pricing delivered gross margin improvement from Q1 2008, although margins were down from the prior quarter.”

“Sales in the Environmental segment were softer as commercial construction activity slowed around the world. In spite of lower volumes, gross margins were still nearly 32%.  The first quarter is always the most difficult for the Environmental segment and, although it will be a challenging year, our Lining Tech business tends to be less volatile than construction products,” Washow stated.

“The Oilfield Services segment had the revenue benefit of our mid-year acquisition of the coil tubing business, but most of the profitability came from our traditional filtration work. With low oil and gas prices, the demand is down and overall the business is more competitive but we continue to diversify the business through our foreign operations,” Washow added.

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AMCOL Q1 2009 EARNINGS

“We are experiencing a difficult year, but by reducing costs, taking advantage of our global footprint, and managing our balance sheet, we believe we are positioned well for a market rebound wherever and whenever it occurs,” Washow concluded.

STATEMENT OF OPERATIONS HIGHLIGHTS:

The statement of operations highlights are supported by the segment results schedules included in this press release.

Net sales: The following details the components of sales by segment for the 2009 first quarter compared to the prior-year's first quarter.

Minerals:  The majority of the decrease in the quarter’s revenue was due to lower volumes in U.S. metal casting and basic minerals product lines, partially offset by price increases.   Freight pass-through revenue accounted for approximately one-third of the base business decrease, principally from the pet products and metal castings divisions.   Foreign currency fluctuations represented approximately 35% of the decrease in revenue principally due to the weakening of the British pound against the U.S. dollar.

Environmental:  Foreign currency fluctuations represented 57% of the revenue decrease, primarily due to the weakening of the British pound and the Polish zloty against the U.S. dollar.   The remaining revenue decrease in base business was principally due to lower demand in the U.S. for building materials and installations by our contracting services group.

Oilfield Services:  Demand for domestic water filtration in the Gulf of Mexico was the largest contributor to base business growth.  The Premium Reeled Tubing (“PRT”) acquisition added $3.8 million of revenue in the quarter.

Transportation:  Reductions in fuel-surcharge revenue represented 56% of the revenue decrease; the remaining decrease was due to reduced demand for consumer product shipments.

Gross profit:  Gross profit decreased $3.1 million, or 6.8%, over the 2008 first quarter while gross margin was 26.3%, a 210 basis point improvement from the 2008 quarter.

Minerals: Gross profit decreased $0.5 million, or 3.0%, over the 2008 quarter while gross margins improved 340 basis points to 20.2%. The gross margin improvement is principally due to US pricing initiatives put in place in 2008 and lower energy costs at our processing facilities, both offset by decreased volumes.

Environmental: Gross profit decreased $5.3 million, or 27.4%, over the 2008 quarter and gross margins decreased 150 basis points to 31.9%; the margin decrease is due to product mix as a greater concentration of sales were within our lining technologies products as opposed to our building materials products, which have a greater gross margin.

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AMCOL Q1 2009 EARNINGS

Oilfield Services:  Gross profit increased $2.9 million, or 33.4%, over the 2008 quarter and gross margins improved 40 basis points to 36.4%.

Transportation:  Gross profit had a small decrease over the prior year quarter and gross margins improved 100 basis points to 11.8% due to lower energy costs.

General, selling and administrative expenses (GS&A):  GS&A expenses decreased $0.6 million, a 1.7% decrease over the prior year quarter.

Minerals:   GS&A decreased $0.4 million, a 4.6% decrease over the 2008 quarter, the majority of the decline due to foreign exchange, offset by new costs in South Africa and increased bad debts in the U.S.

Environmental:  GS&A decreased $3.0 million, a 22.6% decrease over the 2008 quarter.  Approximately half of the reduction was due to foreign currency fluctuations with the remainder primarily due to lower personnel related costs.

Oilfield Services:  GS&A increased $1.9 million, a 40.7% increase over the 2008 quarter, due to costs from the PRT acquisition and higher commissions due to the increase in sales.

Corporate:   GS&A increased $0.9 million due to one-time costs for the Q2 and Q3 restatements in 2008 relating to our Indian investment in Ashapura Minechem Limited (Ashapura) as disclosed in our 2008 Form 10-K, and increased personnel and benefits costs.

Operating profit:  The decrease from the prior-year quarter was due to the combined effect of the decreases in gross profit and GS&A.

Interest expense:  Net interest expense increased by $1.0 million over the prior-year quarter due to higher average debt levels.

Other, net:  Other, net increased $1.0 million, principally due to foreign currency transaction losses.

Income taxes:  The effective tax rate for the first quarter of 2009 was 28.3% compared with 27.0% for the same period in 2008. The effective tax rate in the first quarter of 2009 includes certain one-time tax adjustments. Excluding these adjustments, the effective tax rate would have been approximately 25%.

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AMCOL Q1 2009 EARNINGS

Income and losses from joint ventures:  Income and losses from affiliates and joint ventures decreased $1.3 million compared to the prior year quarter.  This is principally due to our joint venture in India, Ashapura, which generated $1.2 million of earnings in the prior-year quarter and no earnings in the current quarter.   As disclosed in our 2008 Form 10-K, we have suspended the recognition of any further losses under the equity method of accounting because the investment in Ashapura has been written down to zero.

Share count:  Weighted average common and common equivalent shares outstanding were comparable for the quarters ended March 31, 2009 and 2008 at 30.9 million shares.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Long-term debt decreased to $253.0 million at March 31, 2009 compared to $256.8 million at December 31, 2008.  The reduction was primarily due to a decrease in working capital levels, offset by greater capital expenditures.  Total long-term debt represented 43.4% of capitalization at March 31, 2009, compared with 43.8% at December 31, 2008.  Cash and cash equivalents were $32.6 million at March 31, 2009 compared with $19.4 million at December 31, 2008.

Working capital decreased to $239.1 million at March 31, 2009 from $262.7 million at December 31, 2008.  The reduction in working capital was due to a combination of lower volumes and greater focus on working capital management.

Cash flow generated from operating activities was $40.7 million for year-to-date March 31, 2009 compared to $4.3 million generated in the prior-year period.  This increase was principally due to the decrease in working capital, offset by the reduction in net income as compared with the prior-year period.

Excluding our corporate building and $15.1 million of expenditures for our purchase of a chrome mine in South Africa, capital expenditures in the 2009 period were $8.5 million compared with $12.9 million in the prior-year period.  The reduction in adjusted capital expenditures is due to our limiting capital expenditures to maintenance and minimal expansion projects in 2009.

Dividends declared year-to-date through March 31, 2009, increased by 14.3 % over the prior-year period to $5.5 million.

MORE

AMCOL Q1 2009 EARNINGS

This release contains certain forward-looking statements regarding AMCOL’s expected performance for future periods and actual results for such periods might materially differ.  Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL’s various markets, utilization of AMCOL’s plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL’s annual report and other reports filed with the Securities and Exchange Commission.  AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL’s expectations.

AMCOL International, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications.  AMCOL is the parent of American Colloid Company., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc.  AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO.  AMCOL’s web address is www.amcol.com.  AMCOL’s first quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website or by dialing 877.852.6575.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008

Net sales	$164,419	$191,409
Cost of sales	121,199	145,059
Gross profit	43,220	46,350

General, selling and administrative expenses	33,053	33,638
Operating profit	10,167	12,712
Other income (expense):
Interest expense, net	(3,407)	(2,401)
Other, net	(1,212)	(235)
	(4,619)	(2,636)

Income before income taxes and income (loss) from affiliates and joint ventures	5,548	10,076
Income tax expense	1,571	2,717
Income before income (loss) from affiliates and joint ventures	3,977	7,359

Income (loss) from affiliates and joint ventures	(8)	1,295

Net income	3,969	8,654

Net income (loss) attributable to the noncontrolling interest	(207)	33

Net income (loss) attributable to AMCOL shareholders	$4,176	$8,621

Weighted average common shares outstanding	30,694	30,260
Weighted average common and common equivalent shares outstanding	30,909	30,889

Basic earnings per share attributable to AMCOL shareholders	$0.14	$0.28

Diluted earnings per share attributable to AMCOL shareholders	$0.14	$0.28

Dividends declared per share	$0.18	$0.16

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2009	2008
	(unaudited)	*
ASSETS
Current assets:
Cash and equivalents	$32,561	$19,441
Accounts receivable, net	157,432	197,611
Inventories	115,699	125,066
Prepaid expenses	12,160	12,812
Deferred income taxes	5,294	5,358
Income tax receivable	3,760	3,490
Other	163	7,409
Total current assets	327,069	371,187

Investments in and advances to affiliates and joint ventures	28,904	30,025

Property, plant, equipment, mineral rights and reserves:
Land and mineral rights	46,073	17,186
Depreciable assets	384,686	380,555
	430,759	397,741
Less: accumulated depreciation and depletion	210,462	206,398
	220,297	191,343
Other assets:
Goodwill	69,097	68,482
Intangible assets, net	51,782	53,974
Deferred income taxes	14,793	15,867
Other assets	13,042	13,702
	148,714	152,025
	$724,984	$744,580

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,502	$45,297
Accrued liabilities	50,505	63,197
Total current liabilities	88,007	108,494

Long-term debt	252,972	256,821

Pension liabilities	23,589	22,939
Deferred compensation	5,680	5,904
Other liabilities	24,274	20,658
	53,543	49,501
Equity:
Common stock	320	320
Additional paid in capital	86,225	86,350
Retained earnings	261,124	262,453
Accumulated other comprehensive income	(13,536)	(4,721)
	334,133	344,402
Less:
Treasury stock	16,463	18,196
Total AMCOL shareholder's equity	317,670	326,206

Noncontrolling interest	12,792	3,558

Total equity	330,462	329,764

	$724,984	$744,580

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2009	2008
Cash flow from operating activities:
Net income	$3,969	$8,654
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	8,958	7,435
Other non - cash charges	2,349	(103)
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (Increase) in current assets	38,898	(5,671)
Decrease (Increase) in noncurrent assets	446	(301)
Increase (decrease) in current liabilities	(14,677)	(5,624)
Increase (decrease) in noncurrent liabilities	710	(112)
Net cash provided by (used in) operating activities	40,653	4,278

Cash flow from investing activities:
Capital expenditures	(23,597)	(12,932)
Capital expenditures - corporate building	(6,400)	(2,831)
Proceeds from sale of depreciable assets - corporate building	6,400	-
Acquisitions, net of cash	(70)	(1,148)
Investments in and advances to affiliates and joint ventures	(575)	(2,107)
Receipts from (advances to) Chrome Corp	6,000	(6,000)
Other	549	33
Net cash used in investing activities	(17,693)	(24,985)

Cash flow from financing activities:
Net change in outstanding debt	(3,227)	23,404
Net change in outstanding debt - corporate building	-	9,463
Proceeds from sales of treasury stock	743	753
Purchases of treasury stock	(165)	(2,062)
Dividends	(5,505)	(4,816)
Excess tax benefits from stock-based compensation	612	669
Net cash provided by (used in) financing activities	(7,542)	27,411

Effect of foreign currency rate changes on cash	(2,298)	1,177
Net increase (decrease) in cash and cash equivalents	13,120	7,881
Cash and cash equivalents at beginning of period	19,441	25,282
Cash and cash equivalents at end of period	$32,561	$33,163

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

	Three Months Ended March 31,
Minerals	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$80,157	100.0%	$99,344	100.0%	$(19,187)	-19.3%
Cost of sales	63,975	79.8%	82,667	83.2%	(18,692)	-22.6%
Gross profit	16,182	20.2%	16,677	16.8%	(495)	-3.0%
General, selling and administrative expenses	8,574	10.7%	8,990	9.0%	(416)	-4.6%
Operating profit	7,608	9.5%	7,687	7.8%	(79)	-1.0%

	Three Months Ended March 31,
Environmental	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$44,233	100.0%	$58,219	100.0%	$(13,986)	-24.0%
Cost of sales	30,134	68.1%	38,798	66.6%	(8,664)	-22.3%
Gross profit	14,099	31.9%	19,421	33.4%	(5,322)	-27.4%
General, selling and administrative expenses	10,405	23.5%	13,450	23.1%	(3,045)	-22.6%
Operating profit	3,694	8.4%	5,971	10.3%	(2,277)	-38.1%

	Three Months Ended March 31,
Oilfield Services	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$31,898	100.0%	$24,143	100.0%	$7,755	32.1%
Cost of sales	20,293	63.6%	15,441	64.0%	4,852	31.4%
Gross profit	11,605	36.4%	8,702	36.0%	2,903	33.4%
General, selling and administrative expenses	6,688	21.0%	4,753	19.7%	1,935	40.7%
Operating profit	4,917	15.4%	3,949	16.3%	968	24.5%

	Three Months Ended March 31,
Transportation	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$11,291	100.0%	$14,350	100.0%	$(3,059)	-21.3%
Cost of sales	9,957	88.2%	12,800	89.2%	(2,843)	-22.2%
Gross profit	1,334	11.8%	1,550	10.8%	(216)	-13.9%
General, selling and administrative expenses	853	7.6%	770	5.4%	83	10.8%
Operating profit	481	4.2%	780	5.4%	(299)	-38.3%

	Three Months Ended March 31,
Corporate	2009	2008	2009 vs 2008
	(Dollars in Thousands)

Intersegment shipping sales	$(3,160)	$(4,647)	$1,487
Intersegment shipping costs	(3,160)	(4,647)	$1,487
Gross profit	-	-
General, selling and administrative expenses	6,533	5,675	858	15.1%
Operating loss	6,533	5,675	858	15.1%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

	Three Months Ended March 31, 2009
Composition of Sales by Geographic Region	Americas	EMEA	Asia Pacific	Total
Minerals	33.6%	8.7%	6.6%	48.9%
Environmental	13.7%	11.0%	2.2%	26.9%
Oilfield services	18.1%	0.3%	0.9%	19.3%
Transportation	4.9%	0.0%	0.0%	4.9%

Total - current year's period	70.3%	20.0%	9.7%	100.0%
Total from prior year's comparable period	68.0%	22.5%	9.5%	100.0%

	Three Months Ended March 31, 2009
	vs.
Percentage of Revenue Growth by Component	Three Months Ended March 31, 2008
	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	-6.6%	0.0%	-3.5%	-10.1%
Environmental	-3.1%	0.0%	-4.2%	-7.3%
Oilfield services	2.2%	2.0%	-0.1%	4.1%
Transportation	-0.8%	0.0%	0.0%	-0.8%

Total	-8.3%	2.0%	-7.8%	-14.1%
% of growth	59.4%	-13.9%	54.5%	100.0%

	Three Months Ended March 31,
Minerals Product Line Sales	2009	2008	% change
	(Dollars in Thousands)

Metalcasting	$31,541	$40,678	-22.5%
Specialty materials	22,662	25,663	-11.7%
Pet products	17,415	19,523	-10.8%
Basic minerals	7,850	12,041	-34.8%
Other product lines	689	1,439	*

Total	80,157	99,344

* Not meaningful.

	Three Months Ended March 31,
Environmental Product Line Sales	2009	2008	% change
	(Dollars in Thousands)

Lining technologies	$26,753	$32,495	-17.7%
Building materials	12,378	19,995	-38.1%
Other product lines	5,102	5,729	*

Total	44,233	58,219

* Not meaningful.